Exhibit 10.4

[date]

PRIVATE AND CONFIDENTIAL

[name]

[address]

Dear [name]

LETTER OF APPOINTMENT

I am pleased to offer you the position of [title] with Benitec Biopharma Limited (“Company”) in accordance with the terms set out in this letter (“Agreement”).

The major conditions of your appointment are set out below. It is important that you read and understand these conditions. If you require clarification on any matter please contact me as soon as possible and I will be happy to discuss any aspect of this offer with you.

If you agree to the terms of this offer would you please sign the Declaration at the end of this document and return a signed original to the Company as soon as possible. Please retain a copy for your own records.

If you have any queries, feel free to contact me.

1.	Position

1.1	The Company offers you a full-time position of [title] on a 5 day per week basis, effective from [date].

In your position, you will report directly to the Company’s Chief Executive Officer (“CEO”). You will be required to undertake duties as described in the Position Description set out in Annexure A or as varied from time to time by the Company.

The Position Description will be developed further with you once you have established familiarity with the Company’s Program activities to date and you have an understanding of the Company’s strategies.

1.2	Your duties include, but are not limited to:

(a)	performing the tasks contained in the Job Description or as directed by the CEO or the Company;

(b)	without limitation to clause 1.2(a), utilise your inventive faculty and apply such faculty to make or discover inventions;

(c)	satisfactorily carrying out your duties as determined by the CEO;

(d)	taking all reasonable steps to meet performance criteria established by the Company from time to time;

(e)	complying with all reasonable directions and Company policies in place from time to time, including the Company Code of Conduct; and

(f)	carrying out such other duties as may be reasonably requested by the Company from time to time.

1.3	Your ordinary hours of work will be 40 hours per week between 9am and 5pm on a full time (5 days, Monday to Friday) basis.

1.4	You agree and acknowledge that, having regard to the Company’s workload and the scope and responsibility of your position, you may be required to work reasonable hours beyond those hours should circumstances require.

1.5	The position will require you to work from the Company’s offices located at F6A/1-15 Barr Street, Balmain NSW 2041, as well work to be performed at the request of the Company at any other location. You will be expected to travel domestically and internationally as part of your role.

2.	Remuneration

2.1	The Company will pay a gross annual remuneration package of AUD $[xxx,000] per annum plus superannuation contributions in accordance with legislative requirements.

2.2	You acknowledge and agree that the salary referred to in this clause 2 has been set specifically having regard to any and all entitlements that may apply now, or in the future, under an industrial award, enterprise agreement or the the Fair Work Act 2009 (Cth), as amended from time to time, (“Act”) including reasonable additional hours, shift penalties, overtime and allowances (howsoever described). It is agreed that the Company may apply any over award salary or remuneration in satisfaction of its obligation to provide such award benefits.

2.3	The Company can offer you flexibility within your gross annual remuneration to allow you to salary sacrifice and the Company will add that salary sacrifice to its contribution to the superannuation scheme. Any actual increase in the Company contribution to the superannuation scheme is subject to legislative rules at the time. The minimum company superannuation contribution is set by legislation.

2.4	The Company will meet the cost of reasonable and verifiable out of pocket expenses necessarily incurred in carrying out your duties. Expenses in excess of $200 must be approved by the CEO or Chief Financial Officer (“CFO”) in advance of expenditure. Examples include mobile phone, home office internet connection charges, parking fees, tram, train and taxi fares and the like.

3.	Salary Review – Performance Measures

3.1	The CEO intends to review your gross salary package every 12 months against your performance and as a result of such performance the CEO may, in his sole discretion, increase or not make any changes to your salary and pay or not pay a bonus whether in the form of cash, share options or both. The first of such annual reviews will be held in [month,year].

3.2	Your performance will be reviewed against key performance criteria set by the CEO soon after entry into this Agreement. It is intended that subsequent key performance criteria will be set every 6 months in each year. The key performance criteria will set strategic objectives, required competencies and performance measures that you will be measured against.

3.3	The CEO intends to conduct performance and development reviews every 6 months and any decision made by the CEO in respect of such performance milestones will be final and binding on both parties.

4.	Benitec Employee Staff Long Term Incentive arrangements

You are aware that Benitec is presently reviewing its staff Long Term Incentive arrangements and you may be granted securities under the revised arrangements consistent with offers made to other staff. The granting to you of securities under the Staff Long Term Incentive arrangements will be dependent upon the CEO assessment of your performance which includes achievement of pre-agreed performance targets. The number of securities, their pricing and vesting details will be agreed between you and the CEO and will then require approval of the Board.

5.	Payment

Your salary will accrue and be payable monthly one half in advance and one half in arrears by equal instalments on or about the 15th of each month by electronic funds transfer to a bank account nominated by you.

6.	Annual leave and long service leave

6.1	You will be entitled to four weeks’ annual leave pro rata per year of service in accordance with the Act. You will be encouraged to take your full entitlement each year.

6.2	Payment for the period of leave will be on the basis of the ordinary time you would have worked had you not been on annual leave.

6.3	Annual leave must be taken at a time or times to be approved by the Company.

6.4	You will be entitled to long service leave entitlements in accordance with the long service leave legislation applicable to the Company’s employment.

7.	Personal/Carer’s and compassionate leave

7.1	You will be entitled to 10 days’ paid personal/carer’s leave per year of service pro rata if you:

(a)	cannot attend work due to illness; or

(b)	need to care or support an immediate family member or other member of your household due to their illness or unexpected emergency.

7.2	Untaken paid personal/carer’s leave accumulates from year to year but will not be paid out on termination.

7.3	In addition, you will be granted two days’ unpaid carer’s leave if you have exhausted paid personal/carer’s leave and you provide proof in accordance with clause 7.5. Rights under this clause 7.3 arise each time you need to care for or support an immediate family member or other member of your household due to their illness or unexpected emergency.

7.4	You are entitled to two days’ paid compassionate leave in the event of the death or a serious life-threatening illness or injury of an immediate family member or member of your household. Untaken compassionate leave does not accumulate from year to year and will not be paid out if your employment ends.

7.5	The Company may require you to provide a medical certificate or, if it is not reasonably practicable to do so, a statutory declaration for any absence from work for personal/carer’s or compassionate leave.

7.6	You must give the Company notice of your taking of personal/carer’s or compassionate leave as soon as practicable. You must also advise the Company of the period or expected period of leave.

8.	Parental leave

You will be provided with parental leave in accordance with the Act on a pro rata basis.

9.	Community service leave

You may be entitled to community service leave in accordance with the Act.

10.	Alternative Employment

During your employment you cannot, without the prior written consent of the Company, be engaged, concerned or interested directly or indirectly in any capacity in any trade or business other than the Company nor will you directly or indirectly acquire or attain any financial interest in any business or other enterprise similar or of substantially similar nature to the business of the Company without the prior written approval of the Company. This clause does not prevent you from holding any investments listed on a Stock Exchange.

11.	Best Endeavours

You agree throughout your term of employment to act conscientiously and diligently and in the best interests of the Company and use your best endeavours to promote and enhance the business reputation and affairs of the Company.

12.	Statements by Employee

12.1	You agree to abstain from making any slanderous, misleading or deceptive statements in relation to the Company, its clients, competitors and your fellow employees and you further agree to abstain from publishing, whether by way of electronic mail, voice mail or otherwise material of a defamatory, misleading or deceptive nature. You will not make any statements to the press without the prior approval of the Chair of the Board, or failing the Chair of the Board, one of the non-executive directors of the Company.

12.2	You warrant that during the course of your employment you will not disclose to or discuss with your colleagues (other than the CEO) the terms of your employment contract including your salary and other benefits.

13.	Confidential Information

13.1	You acknowledge the Company’s rights to preserve and protect the confidentiality of its confidential information and all such confidential information received or generated by you during the course of your employment.

13.2	You shall not during and after your employment, except as authorised or required by your duties, reveal to any person or persons any the Company confidential information which may come to your knowledge during your employment and keep with complete secrecy all confidential information entrusted to you and not use or attempt to use any such information in any matter which may injure or cause loss or be likely to injure or cause loss either directly or indirectly to the Company or its business.

13.3	You acknowledge and agree that the undertakings given by you in relation to confidential information will survive any termination of employment and will continue in force until such time as the confidential information has legally come into the public domain.

13.4	You agree to use your best endeavours to prevent the publication or disclosure of any confidential information by any third party and upon becoming aware of any actual or apprehended publication or disclosure of any confidential information you agree to inform the Company immediately.

13.5	You will not at any time without the Company’s prior written consent, which consent may be withheld or given with conditions, copy or take extracts from the confidential information or remove any item of confidential information from the Company’s premises except as authorised by the Company. Where such confidential information is to be taken from the Company’s premises with the Company’s consent, you agree to adopt and maintain all reasonable precautions as are prudent or desirable in order to safeguard the confidentiality of the confidential information and to prevent the disclosure of the confidential information to persons other than those approved and permitted by the Company.

14.	Disciplinary Action

You agree that in a situation where the Company is required to investigate a disciplinary incident or complaint it may be necessary to suspend (with or without loss of pay) the employee whose alleged actions are the subject of the investigation while the investigation is being undertaken.

15.	Termination of Employment

15.1	The Company may terminate this Agreement by giving three month’s prior written notice to you.

15.2	You may terminate this Agreement on giving the Company three month’s prior written notice.

15.3	The Company reserves the right to pay out your notice period and have you leave on the day of your notice.

15.4	Notwithstanding any provision in this Agreement, your employment may be terminated immediately by the Company without prior notice to you at any time if you:

(a)	commit any serious or persistent breach of any of the provisions of this Agreement;

(b)	commit any act of wilful or serious misconduct or negligence in the discharge of your duties. By way of example only, as currently framed, serious misconduct under the Act includes but is not limited to theft, fraud, assault, being intoxicated at work or the refusal to carry out a lawful and reasonable instruction that is consistent with the terms and conditions of your employment;

(c)	become bankrupt or makes any arrangement or composition with your creditors;

(d)	become of unsound mind or under the control of any committee or officer under any law relating to mental health;

(e)	are convicted of any criminal offence other than an offence which in the reasonable opinion of the Company does not affect your position; or

(f)	become permanently incapacitated by accident or illness from performing your duties under this Agreement. For the purposes of this clause, incapacity rendering you unable to perform his or her duties for a period aggregating more than 3 months in any 6 month period, or for any period beyond 3 consecutive months, is deemed to be permanent incapacity.

15.5	Upon termination of your employment for any reason, you will immediately return any property belonging to the Company including without limitation all Confidential Information, tools, vehicles, uniforms and equipment in your power, possession or control.

16.	Redundancy

In the event that your position becomes redundant, the terms and conditions in regard to your retrenchment will be in accordance with the Company’s policies and procedures and any relevant legislation, including the Act. The minimum period of notice would be provided in accordance with clause 16.1.

17.	Intellectual Property

17.1	For the purposes of this clause:

“Intellectual Property Rights” means any and all intellectual and industrial property rights throughout the world including without limitation rights in respect of or in connection with any Confidential Information, copyright (including future copyright and rights in the nature of or analogous to copyright), moral rights, inventions, patents, trademarks, service marks, designs, circuit layout, patentable idea, trade secrets, plan to variety rights, know-how, technology and all other like rights whether or not now existing and whether or not registered or registrable and includes any right to apply for the registration of such rights and includes all renewals and extensions.

17.2	You acknowledge that in the course of your employment you may be required to create material which gives rise to Intellectual Property Rights. You further acknowledge and agree that any Intellectual Property Rights which you conceive, make, invent or suggest, at any time during the terms of this Agreement whether during or outside business hours, which is in any way connected with your employment by the Company or with work or tests carried out by the Company or any related corporation to the Company must be immediately communicated to the Company and are and remain the property of the Company to deal with as it sees fit.

17.3	You assign upon creation to the Company or any related corporation nominated by the directors of the Company any and all rights you may have in relation to any Intellectual Property Rights specified in clause 18.2 and you agree to execute all documents and do all things that the Company may reasonably request in connection with the obtaining of any intellectual property protection and/or registration by the Company or its nominee in relation to any such Intellectual Property Rights.

17.4	You irrevocably appoint severally the Company and each director and secretary for the time being of the Company to be your attorney in your name and on your behalf to execute all such instruments and do all such things and generally to use your name for the purpose of assuring to the Company (or its nominee) the full benefit of provisions of this clause.

18.	Moral Rights

You acknowledge that, in respect of any moral rights that you may have by operation of Part IX of the Copyright Act 1968 (Cth) in respect of any work or material created by you in the course of your employment, you irrevocably consent to any acts or omissions of the Company, and any entities granted rights by the Company, in using, modifying or reproducing that work or material that may or would constitute an infringement of your moral rights.

19.	Employee Activities

19.1	You agree to refrain from acting or purporting to act on behalf of the Company or any of its related companies in any manner outside the directions given and authority granted to you by the Company.

19.2	You warrant that at the date of signing this Agreement there are no impediments in undertaking the duties set out in this Agreement. If any such impediments arise in the future, you will immediately advise the Company of the full details of any such issues.

20.	Health and Safety

20.1	You agree to comply with all the Company’s policies and procedures and agree to undergo any medical examination or drug or alcohol test that may be required by the Company; all expenses of which will be met by the Company. Testing may be by urine or blood sample.

20.2	The Company will take all reasonable steps to ensure that all examinations, tests and their results concerning you remain confidential.

20.3	Information arising from a medical examination or drug or alcohol test will not be released by the Company except:

(a)	to obtain legal advice;

(b)	in relation to legal proceedings to which the Company is a party and which relates to your employment;

(c)	if required by law; or

(d)	with your prior written consent.

21.	Inducements

You must not accept any payment or other benefit as an inducement or reward for any act in connection with the business of the Company, other than under this Agreement.

22.	Declaration of Interest

You shall not have any direct or indirect pecuniary interests in any business, club, organisation, corporation or group that would in any way compromise the performance of your duties unless that disclosure of that direct or indirect interest has been made to the Company and you have complied with any reasonable written directions.

23.	Governing Law

This agreement will be governed by the laws of New South Wales.

Your contribution in this role will be vital to the Company and its future success. We look forward to receiving your acceptance of this offer.

Yours sincerely

Benitec Biopharma Limited

Dr PETER FRENCH

Managing Director and Chief Executive Officer

DECLARATION AND AGREEMENT

I acknowledge that I have read and I understand and accept the provisions of this Agreement regarding my employment with the Company.

Signature:
Name:
Date:	/ /

APPENDIX A

Job Description

[title]

•	[insert job description]